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                                                                    Exhibit 23.8

                      CONSENT OF JEFFERIES & COMPANY, INC.

     We hereby consent to the references to our firm under "Proposal One - The Merger - Fairness Opinion from Jefferies" in the Proxy Statement and Prospectus which is a part of this Registration Statement and to the other references to our firm therein.


                                 /s/ JEFFERIES & COMPANY, INC.
February 2, 1998
Los Angeles, California